Dated	8th August 2002

Virgil Limited
Trading as

The Open Learning Company

- and -

Asia Broadband Inc

Agreement with ASBB for the Provision

of Course Materials

8th August 2002

CONTENTS

THIS AGREEMENT is made 8th August 2002

BETWEEN:

(1) Virgil Ltd, a company incorporated in England and Wales (registered number 03920721) whose registered office is at 3 Devonshire Street, London W1W 5BA (Trading as The Open Learning Company, hereinafter referred to as "OLC"). For the purpose of this agreement "OLC" means Virgil Ltd or any of its subsidiary companies.

(2) OLC The Open Learning Company Ltd, a company incorporated in England and Wales (registered number 03722960) whose registered office is at 3 Devonshire Street, London W1W 5BA in which Virgil owns 80% of the equity and the Open Learning Foundation, OLF, owns 20% of the equity.

(3) Asia Broadband Inc. a company incorporated in Nevada (registered number 88-0351957) whose registered office is at 10 Glen Lake Parkway, Unit 130, Atlanta, Georgia 30328 ("ASBB").

WHEREAS:

(A) The University(ies) defined below have adopted distance learning courses for undergraduate and postgraduate students designed and developed by OLC and has entered into an agreement with OLC under which it approved ASBB or those introduced by ASBB as providers of such courses in the territory specified in this Agreement.

(B) ASBB wishes to be supplied with and OLC agrees to supply course materials on the terms set out below.

IT IS AGREED:

1. DEFINITIONS

1.1 In this Agreement:

"Academic Year" means the twelve month period described in Schedule [2];

"Accounting Date" means the first day of the calendar month following the calendar month in which, in the case of the Revenue Share, a Fee is paid by a Student and is received by ASBB, and, in the case of Expenses, ASBB has received and agreed OLC's invoice;

"Confidential Information" means all information which relates to the operations, plans, know-how, trade secrets, business affairs, personnel of either party or their respective group undertakings including all new compilations of otherwise public information. It shall not include information which: is publicly known (other than as a result of any breach of this Agreement); the other party can show it already knew (other than under a subsisting obligation of confidentiality or restricted use) prior to disclosure; or was made available to the other party by a third party having a right to do so and without any subsisting obligation of confidentiality;

"Courses" means the undergraduate or postgraduate Distance Learning courses designed, developed or provided by OLC including all revisions and updates to such courses as OLC may make from time to time and which are more specifically described in Schedule [1]; (1.1 to 1.n)

"Course Materials" means the physical materials relating to any one Course, together with all revisions and updates made by OLC from time to time, which may be in any format including directly related software and which are required by the ASBB or the provider in order to teach the Course;

"Distance Learning" means the concept or concepts of distance learning as more broadly described in the Guidelines and to which the Guidelines are intended to apply;

"Expenses" means OLC's agreed reasonable costs of supplying training to ASBB OR THE PROVIDER under clauses [3.3] and [3.4]

"Fee" means the net Course fee paid in respect of the whole of any Course by a Student to ASBB and/or the PROVIDER less any agreed deductions;

"Group Company" includes any subsidiary or holding company or any of its subsidiaries from time to time. For the purposes of this definition, a company is a "subsidiary" of another company, its "holding company", if the holding company directly or indirectly owns or controls at least 10% of the share capital of that company;

"Guidelines" means the Guidelines on the Quality Assurance of Distance Learning published by QAA, dated March 1999, publication number IR 581, and any subsequent guidelines or code of practice published by the QAA which supplement or replace these guidelines;

"Intellectual Property Rights" means all intellectual and industrial property rights anywhere in the world, including any invention, patent, design or utility model rights, any copyright and trade marks, service marks, domain names, database rights, topography rights, commercial or confidential information, know how or trade secrets, and any other rights of a similar nature whether or not any of the same are registered including all renewals and extensions, and the right to apply for any of them;

"Local Student" means a student enrolled with the ASBB OR THE PROVIDER;

"Location" means a location, country or area within a Territory from which a Course is taught;

"Marks" means all those marks, logos, titles and other brand features set out in Schedule 4 and, in addition, any other marks, logos, titles and other brand features notified to ASBB from time to time by OLC;

"Module" means a constituent part of any Course as may be more specifically described in Schedule [1];

"The Provider" means any customer, distributor or partner of ASBB responsible for delivering courses to students as more particularly described in Schedule [2 (2.1 to 2.n)];

"QAA" means the Quality Assurance Agency for Higher Education UK

"Revenue Share" means the sums due to OLC as calculated under the formula set out in Clause 6.2

"Statement(s)" means a Statement prepared in accordance with clause [6.4.1];

"Term" has the meaning set out in clause [7.1];

"Term Extension" means any period of time by which this Agreement is extended because of the parties' mutual obligation to continue to supply Courses to University Students registered with a University at the date of notification of termination of this Agreement until completion of such Courses according to the terms of clause [7.2];

"Territory" means the territory described in Schedule [2 (2.1 to 2.n)];

"Translations" means translations of the Course Materials undertaken by ASBB under clause [9.2];

"University" means the UK university and/or the UK universities as more particularly described in Schedule [2 (2.1 to 2.n)];

"University Agreement" means the agreement signed between OLC and the UK University

"University Student" means a student enrolled with the UK University.

1.2 In this Agreement:

(a) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended before the date of this Agreement and any subordinate legislation made from time to time under it;

(b) references to a "person" include any individual, body corporate, firm, partnership, joint venture association, organisation, institution, trust or agency, whether or not having a separate legal personality; and

(c) headings shall be discounted in construing the Agreement, the word "including" shall be construed as being without limitation and the words "company", "subsidiary", "subsidiary undertaking", "group undertaking" and "holding company" have the meanings given to them by the Companies Act 1985.

1.3 The Schedules form part of this Agreement and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Agreement.

2. GRANT OF RIGHTS

2.1 OLC hereby grants ASBB or its appointees the right to provide the Courses to students using the Course Materials in the Territory for the Term and any Term Extension on the terms set out in this Agreement.

2.2 ASBB may suggest to OLC adaptations to a Course it thinks would be desirable having regard to the conditions prevailing at a Location to reflect material educational, cultural, legal or regulatory differences, but any such adaptations shall only be made by OLC as it in its absolute discretion decides, and ASBB shall not introduce any such adaptations without the prior written approval of OLC and without OLC having made the appropriate adaptations to the Course Materials provided that in all cases the failure by OLC to implement such adaptations does not in any way breach any Local regulations or laws.

3. OLC's OBLIGATIONS

OLC shall:

3.1 deliver to ASBB at least one copy of the Course Materials relating to each Course and at least one copy of each and every update or revision to such Course Materials;

3.2 use its best endeavours to ensure that each set of Course Materials or, at the least, the Course Materials for a particular Module, are delivered sufficiently in advance of the start of the Course or Module to allow ASBB and/or the PROVIDER reasonably sufficient time to copy and distribute to Local Students the Course Materials as permitted under this Agreement and to enable ASBB OR THE PROVIDER's relevant teaching staff to sufficiently familiarise themselves with the Course Materials so as to be in a position to teach the Course to the standards set out in the Guidelines;

3.3 provide ASBB OR THE PROVIDER, with training in the techniques of Distance Learning including techniques of teaching, learning and assessment, staff training, use of teaching and learning resources and quality control; for a mutually agreed period of time.

3.4 use its reasonable endeavours to procure training, for ASBB OR THE PROVIDER from the appropriate UK University in the content of each Course so as to ensure that ASBB

OR THE PROVIDER has the necessary knowledge of the contents of the Course to be able to provide the Course to Local Students in compliance with the Guidelines and the payment of any related costs will be agreed by all parties in advance of any such costs being incurred

3.5 advise ASBB and THE PROVIDER on any adaptation to a Course notified to OLC as being desirable by ASBB OR THE PROVIDER having regard to the conditions prevailing at a Location to reflect any material educational, cultural, legal or regulatory difference

3.6 in advising ASBB and THE PROVIDER under clause [3.5] above carry out the appropriate research including consulting the relevant regulatory authorities if required and make any changes to the Course and the Course Materials it deems necessary in its absolute discretion so long as such changes conform to Local regulations and laws;

3.7 appoint one or more representatives to liaise with the ASBB where appropriate and each Provider as required in order to ensure the smooth operation of this Agreement; and

3.8 promptly notify ASBB if it terminates or ceases to have any agreement with any U.K.University.

4. ASBB's OBLIGATIONS

4.1 ASBB shall use its best endeavours to procure a signed written agreement with each Provider in China which satisfies the QAA Codes of Practice and shall use its reasonable endeavours to ensure that the following obligations are included :

(a) that the Providers submit all advertising and promotional materials for courses to OLC for approval, such approval to be notified to ASBB within one week of OLC receipt of such materials and to be granted or withheld in OLCs reasonable discretion;

(b) that the Provider undertakes a thorough procedure of vetting each Local Student for their suitability for enrolment as Local Students bearing in mind the standards set out in the Guidelines and any standards notified to ASBB by OLC;

(c) that the Provider clearly indicates in all dealings with applicants for Courses, Local Students, and third parties including, without limitation, on all publicity and business documents, that the Courses are provided under licence from OLC and/or the relevant U.K. University;

(d) that the Provider makes sufficient numbers of good quality copies of the Course Materials to enable its teaching staff to teach the Courses to the Local Students to the standards set out in the Guidelines;

(e) that the Provider appoints suitable staff with appropriate qualifications to teach the Courses including, without limitation, a good working knowledge of the English language;

(f) that all Locations are suitable for the provision of the Courses;

(g) that the Providers provide the Courses to Local Students to the standards set out in the Guidelines;

(h) that the Providers do not use without the consent of OLC (such consent not to be unreasonably withheld or delayed) any materials other than the Course Materials in supplying the Courses;

(i) ensure that the Providers provide sufficient support to Local Students to enable them to complete the Courses to the standards and timetable expected by the relevant U.K. University within that U.K. University's rules and regulations, including, without limitation, providing email advisory services, student induction and revision sessions and practice assessments;

(j) that it communicates on a regular basis and to a sufficient amount with all those supplying Courses and or supporting teaching staff and Local Students;

(k) that the Providers comply with all standards and requirements set by the relevant U.K.University in relation to the provision and teaching of the Courses including, without limitation, the admission of students, the maintaining of student and other records and the setting and marking of exams and assessments, and supply all information regarding the Courses including, without limitation, student and other records and information about exams and assessments to OLC as requested by OLC (subject to any applicable data protection legislation);

(l) that the Providers without prejudice to the generality of clause [4.1(k)] ensure that all University Students sifting any one exam do so at the same time, whether they do so in one or a number of local centres, and that the same deadlines are applied to all University Students submitting any particular assessment;

4.2 In carrying out its obligations and exploiting its rights under this Agreement ASBB agrees to comply with all applicable laws and regulations;

4.3 Where appropriate ASBB will appoint one or more representatives to liaise with OLC and the University as required in order to ensure the smooth operation of this Agreement;

4.4 ASBB agrees to indemnify OLC against all claims, damages, costs and other expenses which may be incurred in relation to ASBB carrying out its obligations and exploiting its rights under this Agreement for which ASBB is directly responsible.

Provided always it is hereby agreed and understood that if for any reason ASBB is unable to mirror any one or more of the requisite provisions detailed in clause 4 above within its agreement with any Provider, ASBB shall not be held accountable and shall promptly notify OLC (and where appropriate Virgil) so that the parties can discuss the means of best protecting their respective interests and how best to precede with that Provider.

5. OLC's Further Obligations

5.1 OLC undertakes to maintain a controlling interest in OLC The Open Learning Company Ltd and to notify ASBB within five working days of any change in ownership.

5.2 During the Term of this Agreement, OLC will ensure that OLC The Open Learning Company Ltd is properly managed, economically viable and able to carry out its obligations pursuant to this Agreement.

5.3 OLC undertakes to use its best endeavours to promote the interests of the OLC The Open Learning Company Ltd under this Agreement and undertakes not to compete either directly or indirectly with ASBB in the Territory during the Term of this Agreement.

6. PAYMENT

6.1 In consideration of OLC providing the Course Materials to ASBB, ASBB shall pay OLC the Revenue Share according to the provisions set out in clause [6.2].

6.2 The revenues payable to the ASBB and OLC from the total net fees paid by local students for the courses after agreed deduction of amounts payable to any third parties will be shared as follows.
No. of Students	OLC %	ASBB %
<1500	50%	50%
1501-2500	40%	60%
>2501	30%	70%

The above thresholds are per 12 month period commencing 1st September each year. And for the avoidance of doubt are independently exclusive and not inclusive or cumulative.

6.3 ASBB shall use its best endeavours to pay OLC the Revenue Share on the Accounting Date in US Dollars by telegraphic transfer or such other means as the parties may agree.

6.4.1 On the first working day of each calendar month, or as soon as practicable thereafter, ASBB shall, in respect of the month immediately preceding that month, provide OLC a full and accurate statement in writing detailing:

(a) the total number of new Students enrolled with the Provider on courses that month;

(b) the amount of each net Fee due (in the local currency);

(c) the Revenue Share payable (in local currency and in US Dollars).

6.4.2 OLC for its part will notify ASBB full details of the gross fee charged to OLC for the course supplied by the relevant U.K. University including any discounts given in respect of the number of students or for any other reason. ASBB shall not be precluded from reasonable questioning the correctness of such statement and sums at any time and shall have full access to any books records and documents relating to any agreement between OLC and the U. K University regarding pricing of the relevant course. In the event that any inconsistencies or mistakes in the gross fee claimed are discovered and the same are agreed they shall be immediately rectified and taken into account when calculating the Revenue Share due to each party.

6.5 For the avoidance of doubt, receipt or acceptance by OLC of any Statement or of any Revenue Share paid under this Agreement shall not preclude OLC from reasonable questioning the correctness of such Statement and sums at any time. In the event that any inconsistencies or mistakes in payments are discovered and the same are agreed, they shall immediately be rectified and the appropriate payments made by ASBB. ASBB shall, if so required by OLC in writing within 60 days of the expiration of a period of twelve months from any Accounting Date and annually thereafter at its own expense furnish OLC a detailed statement by an independent practising certified public or chartered accountant verifying the monthly Statements referred to above and setting out:

(a) the information specified above to be included in the Statements; and

(b) the total revenue received by ASBB through its provision of the Courses.

6.6 ASBB agrees to keep accurate books of accounts and records covering all University Students,, students,, enrolled by providers on courses and Fees and OLC and its duly authorised representatives shall have the right at all reasonable hours of the day and on 72 hours notice to examine such books and records and all other documents and materials in the possession or under the control of ASBB relating to this Agreement and shall have free and full access to examine and make extracts from them. All books of accounts and records shall be kept available for at least three years after the termination of this Agreement and ASBB agrees to permit inspection of the same by OLC during such period.

6.7 All payments due under this Agreement that are not received by OLC within 60 days of becoming due shall incur interest at four per cent above base rate as set by HSBC in London from the due date provided always that no such interest shall be incurred unless such delay is the sole responsibility of ASBB.

6.8 OLC shall invoice ASBB for all agreed Expenses which are undisputedly due, and ASBB shall use its reasonable endeavours to pay OLC the Expenses on the Accounting Date.

6.9 For the purposes of paying OLC the Revenue Share and Expenses, all currency conversions shall be calculated according to the mid point in the exchange rates applicable on the date of payment of the Revenue Share and Expenses by ASBB as quoted by the Foreign Exchange department of HSBC in London or Hong Kong.

6.10 If the laws in force at the Locations require ASBB to withhold tax on any payment which ASBB is obliged to make to OLC, ASBB shall:

(a) obtain a proper receipt and discharge for the tax so deducted and forward it without delay to OLC;

(b) do all such other things and take such other steps as may be reasonably required to enable OLC to obtain any tax credit that may be available to it provided that in providing such assistance OLC agrees to pay ASBB's costs and expenses;

6.11 The amount of the Revenue Share may be reviewed by OLC or ASBB on an annual basis, and any revisions shall come into effect at the start of the Academic Year immediately following the review. Any revisions OLC or ASBB wish to make shall be notified to the other party at least three months before the start of the Academic Year in which they are intended to take effect (the "Notification of Change in Revenue Share"). If either has any reasonable objections to the proposed changes in the Revenue Share, it shall notify the other party within 14 days of the date of the Notification of Change in Revenue Share ("Notification of Objection"). The parties shall then have a period of 28 days from the date of receipt of the Notification of Objection to negotiate a compromise, following which, if agreement is not reached, either party can opt to serve notice to terminate the Agreement with effect from the end of the following Academic Year. In the event that notice to terminate is served under this clause, the Revenue for the remaining Academic Year shall remain at the level applicable prior to the payment review.

7. TERM AND TERMINATION

7.1 This Agreement shall begin on the last date of signature of this Agreement and shall continue in full force and effect for five years or until the Agreement is terminated under one of the following provisions in this clause [6] or as otherwise set out in this Agreement (the "Term"), whichever is earlier, except that where a Term Extension comes into effect under clause [7.2] below termination shall not take effect until the end of the Term Extension.

7.2 Either OLC or ASBB may terminate this Agreement forthwith on notice in writing to the other:

(a) if the other fails to perform or observe any material term of this Agreement and, in the case of a remediable breach, fails to remedy such breach within 30 days of receiving notice of such breach; or

(b) upon any step, application, order, proceeding or appointment being taken or made by or in respect of the other for distress, execution, composition or arrangement with creditors, winding-up, dissolution, administration, receivership (administrative or otherwise) or bankruptcy which is not discharged within 28 days of being taken or made, or the other being unable to pay its debts as they fall due; or

(c) on one years notice in writing.

7.3 Any schedules to this Agreement shall also terminate immediately following the loss by any of the Universities providing course material of its power to award degrees.

7.4 Termination of this Agreement shall be without prejudice to the accrued rights of the parties at the date of termination.

8. CONSEQUENCES OF TERMINATION

8.1 ASBB undertakes to immediately cease promoting the Courses from the date of receipt of a notice of termination and use its best efforts to ensure that the Provider does the same.

8.2 In the event that notice to terminate is served by either party, the parties agree that, subject to clauses [7.3 and 7.4] below, they shall continue to do all acts necessary under this Agreement to enable all local Students registered at the date of the notice to terminate to complete their Courses, and where required within the University's applicable rules and regulations.

8.3 During a Term Extension, ASBB shall allow OLC to provide or procure the provision of replacement arrangements satisfactory to ASBB and the Provider for the tuition, examination and assessment of local Students (if OLC does not agree to ASBB OR THE PROVIDER providing such tuition, examination and assessment) until all Local Students' enrolment shall have come to an end.

8.4 Where any part of this Agreement has terminated following the loss by the UK University of its power to award degrees OLC shall use its reasonable endeavours to secure subject to the approval of ASBB and the Provider, the provision of an alternative awarding body, based in the United Kingdom, for the Courses.

8.5 On termination of this Agreement:

(a) each party shall, on request, immediately return to the other all items in the possession of the other which are its property (including, without limitation all Course Materials which shall be returned to OLC) together with all copies and promotional materials and together with all promotional material which relate directly to the course;

(b) ASBB shall expunge or delete any items mentioned in this clause from any electronic storage medium, computer, word processor, tape, film or other similar device or medium into or onto which any such items have been put and will certify and warrant in writing to OLC that it has been done;

(c) ASBB shall immediately pay to OLC all sums of money which may be indisputably due and owing from ASBB to OLC;

(d) ASBB shall cease using the email address, websites, intranets or any other means of communication (save telephone lines and postal addresses) where the addresses or numbers have been publicly associated solely with the Courses and do all such acts and things including the signature of any document which may be necessary to ensure that the future use of such email addresses websites, intranets and other means of communication by OLC is assured and ASBB shall use its reasonable endeavours to ensure that the Provider shall do the same;

(e) ASBB shall cease the use of all material of whatever nature the copyright of which is vested in OLC or its suppliers where its continued use would in any way infringe OLC's or its suppliers' copyright and ASBB shall use its reasonable endeavours to ensure that the Provider shall do the same; and

(f) all licences and/or rights granted under this Agreement by either party to the other shall immediately be revoked.

9. INTELLECTUAL PROPERTY

9.1 OLC or its suppliers are the sole proprietors of all Intellectual Property Rights in the Courses and the Course Materials except as provided under clause 9.7 below.

9.2 ASBB may not translate, without written approval of OLC , any Course Materials and will use its best efforts to ensure that the provider will not translate, without written approval of OLC , any Course Materials. OLC shall own all Intellectual Property Rights in the Translations and ASBB or the Provider shall provide OLC with a copy of all translated materials in hard and soft copy for approval of OLC before they are used by ASBB or the Provider. ASBB OR THE PROVIDER's right to use the Translations shall, according to the licence granted in clause [9.2] terminate on the expiry of the Term or any Term Extension, whichever is later.

9.3 ASBB shall immediately notify OLC if it becomes aware of any infringement of the Intellectual Property Rights in the Course or the Course Materials, and shall give all reasonable assistance to OLC in any investigation or prosecution relating to such infringement provided always in providing any such assistance OLC undertakes to pay ASBB's costs.

9.4 OLC hereby grants to ASBB a non-exclusive, irrevocable, royalty free licence of the Marks during the Term solely for use in advertising the Courses in the Territory and using the Course Materials under the terms of this Agreement, subject always to any brand usage guidelines supplied by OLC to ASBB from time to time and without prejudice to all other Intellectual Property Rights of OLC.

9.5 For the avoidance of doubt, ASBB is not permitted to use any of the Marks or any registered or unregistered trade marks owned by the University or any of OLC's suppliers as part of its corporate name without the express written permission of OLC or the University as applicable.

9.6 ASBB acknowledges OLC's proprietary interest in and to the Marks and OLC's Intellectual Property Rights and that it shall not acquire nor seek to acquire any right, title or interest in or to the Marks or OLC's Intellectual Property Rights except as expressly set out in this Agreement. If ASBB does, notwithstanding this clause, acquire any element of the OLC's Intellectual Property Rights (other than as expressly permitted under this Agreement), ft shall, at OLC's request, immediately use its best efforts to take all necessary steps to assign or procure the assignment of such rights (including any waiver of moral rights) to OLC or its nominee.

9.7 ownership of any mutually agreed changes to the materials will be subject to a separate agreement.

10. CONFIDENTIALITY AND ANNOUNCEMENTS

10.1 Each party to this Agreement shall:

(a) only use the Confidential Information disclosed to it by the other for the purposes of this Agreement and shall not disclose to any third party any Confidential Information disclosed to it by the other; and

(b) observe strict confidentiality as to the terms of this Agreement except that OLC or ASBB may in its absolute discretion disclose the terms of this Agreement to the relevant U.K.University or the Provider.

10.2 ASBB and OLC shall neither make nor issue, nor cause to be made nor issued, any announcement and/or any information or statement concerning the subject matter of this Agreement, nor any matter referred to in this Agreement without the other party's prior written consent save that no consent shall be required if an announcement is required to be made pursuant by law or to the rules of any Regulatory Authority or of any stock exchange on which the shares of either party are or are to be listed, provided that the parties shall use reasonable endeavours to agree the wording of any such announcement with the other party in advance.

10.3 ASBB and OLC may refer to the existence of this Agreement (but not its contents which must be kept confidential under clause [10.1]) in discussions with any other person relating to or promoting the Courses. In addition, each party may disclose information to its shareholders provided that such disclosure is made pursuant to confidentiality obligations equivalent to those in this Agreement.

11. COSTS

Save as expressly set out in this Agreement, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and discharging its obligations hereunder.

12. COMPETING BUSINESS

12.1 ASBB and OLC agree that during the Term of this Agreement whenever a course is required by Shanghai Broadband Network (SBN) or any of the Providers operating in the Territory with which ASBB or its 75% owned subsidiary SBN have a special relationship and which are listed in Schedule 3, the parties will when possible endeavour to consult with each other over the provision of such course prior to approaching a third party. If after a period of 30 days from the date of first consultation the parties in good faith cannot reach an agreement on the provision of such course then the parties are at liberty to approach third parties.

12.2 OLC agrees that during the Term it will not supply any Course Materials to any of the Providers operating in the Territory with which ASBB or its 75% owned subsidiary SBN have a special relationship and which are listed in Schedule 3. and furthermore OLC will endeavour to consult with ASBB prior to providing any course material to any other

Provider operating in the territory with which ASBB and / or SBN may be in the process of developing a special relationship.

13. FORCE MAJEURE

If either party is unable to fulfil its obligations under or to enjoy the benefits conferred by this Agreement as a result of an event outside of its control, including interference by any government department or any competent authority of any country, any strikes, lockouts or trade disputes (other than those involving a party or their employees), fire, explosion, flood, civil disturbance, national calamity or other act of God, it shall notify the other party and use reasonable efforts to overcome the difficulties arising from such a force majeure event. If, however, a party is unable to fulfil its obligations under this Agreement because of the force majeure event for a period of 14 days or more, the other party shall be entitled to terminate this Agreement upon giving written notice, without any further liability to that party but without affecting any accrued liability.

14. GENERAL

14.1 No notice given under this Agreement shall be effective unless it is in writing, addressed to the recipient at its address contained in this Agreement (or such other address as shall have been notified from time to time to the sender). A notice shall be deemed to have been properly given: if delivered by hand during normal business hours, upon delivery; if sent by recorded delivery post, on the first working day after posting; or if transmitted by facsimile and confirmed as received, at the time of delivery.

14.2 No modification of this Agreement shall be effective unless it is agreed in writing, signed by both parties and clearly expresses an intention to amend this Agreement.

14.3 No waiver by either party of any breach of the other's obligations shall constitute a waiver of any other prior or subsequent breach and neither party shall be affected by any delay, failure or omission to enforce or express forbearance granted in respect of any obligation of the other party.

14.4 Neither party may assign or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other party.

14.5 The relationship between ASBB and OLC is that of independent contractors. Neither party shall assume any obligations on behalf of the other nor make any representations on behalf of the other, nor bind or purport to bind the other in any manner whatsoever.

14.6 If the whole or any part of any clause(s) of this Agreement is or becomes invalid for any reason, that invalidity shall not affect the validity of any other provision.

14.7 This Agreement, which includes all its Schedules, comprises the entire agreement between the parties in respect of its subject matter and supersedes all (whether oral or written) previous statements made by either party and all previous agreements, understandings and arrangements.

14.8 The provisions of those clauses intended to have continuing effect shall continue in full force and effect following termination of this Agreement.

14.9 The Contract (Rights of Third Parties) Act 1999 shall not apply. Accordingly a person who is not party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to rely upon or enforce any term of the Agreement. This clause shall not affect any right or remedy of a third party which is available apart from that Act.

14.10 This Agreement shall be interpreted in all respects in accordance with the law of England and Wales. The parties hereby submit to the exclusive jurisdiction of the English courts for the determination of any question or dispute arising in connection with this Agreement.

SCHEDULE 1.1

Courses

Course 1

Title Fudan University 1 year International Business Diploma

Description 1 year course accredited by Fudan University

Modules

Business Functions

Business Decision Analysis

Principles of Human Resource Management

Marketing

Strategic Management

International Business Strategy

Other Details: Mandarin translation to be sourced by ASBB on behalf of OLC.

SCHEDULE 2.1

Territories

Course 1.1 Fudan University International Business Diploma

Territory Fudan University provinces to be defined and agreed by both parties.

......................................

UK University..n/a....................................

Academic Year Open recruitment periods.

Schedule 3

Providers

For the purposes of clause 12.2 the following is a list of the Chinese Universities with which ASBB and / or its 75% subsidiary Shanghai broadband Network have a special relationship:

Beijing University

University of International Bus and Econ (UIEB)

RENMIN - (Peoples) University of China

Shanghai Jiao Ton University

Fudan University

Shanghai International Studies University

East China Normal University

Beijing University of Aeronautics and Astrophysics (BUAA)

Chong Quing University

Sichuan University

SCHEDULE 4

Marks

As WITNESS the hands of duly authorised representatives of the parties on the date stated above

Signed by
Chairman /s/ Robin Rickwood
Robin Richwood

Director /s/ Wilf Eaton
Wilf Eaton
for and on behalf of
Virgil Ltd

Date:

Signed by
Director /s/ Andy Wolfe
Andy Wolfe

Director/Secretary /s/ Chris Layton
Chris Layton
for and on behalf of
OLC The Open Learning
Company Limited

Date: 30 / 08 / 02

Signed by
Chairman /s/ Desmond McVeigh
Desmond McVeigh

Director / COO & CTO /s/ Charles Demicher
Charles Demicher
for and on behalf of
Asia Broadband Inc.

Date: 27 / 8 / 02